EXHIBIT 21


                                LIST OF SUBSIDIARIES

     The Partnership is a partner of the following joint ventures:
JMB/Piper Jaffray Tower Associates, a general partnership, which is a partner in (i) OB Joint Venture II, a general partnership, which is a partner of 222 South Ninth Street Limited Partnership, a limited partnership, which holds title to the Piper Jaffray Tower office building in Minneapolis, Minnesota, and (ii) OB Joint Venture, a general partnership, which holds title to the land underlying the Piper Jaffray Tower office building; JMB/Piper Jaffray Tower Associates II, a general partnership which also is a partner in OB Joint Venture, a general partnership, which holds title to the land underlying the Piper Jaffray Tower office building; 900 3rd Avenue Associates, a general partnership, which is a partner of Progress Partners, a general partnership, which holds title to 900 Third Avenue Building located in New York, New York; Maguire Thomas Partners - South Tower, a limited partnership, which holds title to Wells Fargo Center
- IBM Tower located in Los Angeles, California; East Ridge Development Company, a limited partnership, which holds title to Eastridge Mall located in Casper, Wyoming; JMB/160 Spear Street Associates, a general partnership, which holds title to 160 Spear Street building located in San Francisco, California; 260 Franklin Street Associates, a general partnership, which holds title to the 260 Franklin Street Building located in Boston, Massachusetts; C-C California Plaza Partnership, a general partnership, which holds title to the California Plaza office building in Walnut Creek, California; Villages Northeast Associates, a general partnership, which is a partner in VNE Partners, Ltd., a limited partnership, which holds title to three apartment complexes located in DeKalb County (Atlanta) Georgia;
and JMB/NewPark Associates, a general partnership, which is a partner in NewPark Associates, a general partnership, which holds title to the NewPark Mall in Newark, California. Reference is made to Note 3 for a description of the terms of such venture partnerships.